Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Milestone Scientific Inc. on Form S-3 (No. 333-209466 and No. 333-231178), and Form S-8 File (No. 333-134245,  No. 333-40413, No.333-252100, and No. 333-257895) of our report dated March 30, 2023, with respect to our audits of the consolidated financial statements of Milestone Scientific, Inc.  as of and for the year ended December 31, 2022, which report is included in this Annual Report on Form 10-K of Milestone Scientific, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

East Hanover, New Jersey

March 30, 2023